Compliance/Oversight Agreement

EOS Petro, Inc.

1999 Avenue of the Stars, Suite 2520

Los Angeles, CA 90067

(Hereinafter referred to as, “EOS”)

February 08, 2013

Sail Property Management Group LLC

6119 Greenville Avenue, Suite 340

Dallas, Texas 75206-1910

(hereinafter referred to as “Sail”)

Re:           Compliance/Oversight Agreement

Ladies and Gentlemen:

EOS agrees with Sail as follows:

Pursuant to Section 3.2 of the Loan Agreement and Secured Promissory Note dated concurrently herewith, between EOS and LowCal Industries, LLC, a Wyoming limited liability company (the "Investor"), Sail, an affiliate of Investor, shall be entitled to conduct periodic oversight and inspection of the EOS’s business, operations, finances, facilities and other matters on behalf of Investor with access as described below.

EOS will afford Sail’s employees, auditors, attorneys, accountants and other authorized representatives all reasonable opportunity and access to inspect, investigate and audit the operations and business of the EOS and its subsidiaries and affiliates as is customary for a transaction of the size and type contemplated by the Loan Agreement and Secured Promissory Note. EOS will cooperate with and provide requested information to Sail in connection with its investigation of EOS and its subsidiaries and affiliates by Sail. The investigation may, at Sail’s option, focus on customary areas of inquiry including, without limitation, on-site audit of properties and facilities; review of operations; review of the corporate, tax and financial records; review of material contracts; and review of pending and potential claims and litigation and environmental issues; and other issues that may impact the operations of EOS and its subsidiaries and affiliates. EOS shall afford Sail the opportunity to visit and inspect its properties and any proposed expansion sites.

For its services, EOS shall pay Sail a fee of $25,000, payable upon the maturity, including by way of acceleration, of the Loan Agreement and Secured Promissory Note. EOS shall reimburse Sail for its reasonable expenses in connection with providing such services, including travel.

The obligations under this Compliance/Oversight Agreement shall continue in full force and effect until the foregoing fee and all expenses reimbursable hereunder have been paid and so long as the Loan Agreement and Secured Promissory Note is outstanding and not paid in full, including, without limitation, during any extensions or renewals thereof.

Sail shall have no duty or obligation to report its findings to EOS or any parent or subsidiary of EOS.

Investor shall be an express third party beneficiary of this Compliance/Oversight Agreement.

Upon your countersignature in the space provided below, this letter will constitute an agreement between us.

Sincerely,

EOS Petro, Inc.

		By:	/s/ Nikolas Konstant
Its duly authorized representative

Accepted and agreed to:

Sail Property Management Group LLC

By:	/s/ Shlomo Lowy
Its duly authorized representative